Exhibit 99.1

Novan Secures Up to $35 Million in Non-Dilutive Funding

•	$25 million provided immediately in exchange for participation in future potential cash flows

•	Additional $10 million available upon achieving success in molluscum Phase 3 top line results

•	Pipeline Priority: initiation of Phase 3 molluscum program in May 2019 with top line readout targeted for first quarter 2020

•	Additional near-term clinical development focus: advancement of Phase 2 program for atopic dermatitis

•	Accelerate progress on re-engineering operating infrastructure and reduction of fixed costs

•	Continued expansion of external and global network of partners and collaborators
MORRISVILLE, N.C. - April 29, 2019 - Novan, Inc. (“the Company” or “Novan”) (Nasdaq:NOVN) today announced that the Company has secured up to $35 million in non-dilutive capital to advance Novan’s late-stage dermatology assets. Of this, $25 million is available immediately and $10 million is contingent upon achieving positive Phase 3 clinical trial results for molluscum contagiosum. This funding will allow Novan to immediately initiate the pivotal Phase 3 molluscum program. The Company plans to begin recruiting patients in May, 2019.
Novan has entered into a structured $35 million product-based financing agreement with Reedy Creek Investments LLC (“Reedy Creek”). Reedy Creek is currently Novan’s largest shareholder, holding approximately 15% of the Company’s shares outstanding. Under the terms of the agreement, Reedy Creek will immediately provide funding of $25 million, with an additional payment of $10 million contingent upon positive Phase 3 clinical trial results for molluscum.
In return, Reedy Creek will receive 10%, 20% and 20% of any North American economics, including upfront payments, milestones and royalties, received by Novan associated with SB206, for the treatment of molluscum contagiosum, SB414 for the treatment of atopic dermatitis and SB204 for the treatment of acne vulgaris, respectively. Within this deal construct, Reedy Creek will receive 25% of upfront payments or milestone payments received by Novan until such time as Reedy Creek has received payments equal to the total funding amount provided by Reedy Creek ($25 or $35 million).
This arrangement will enable Novan to immediately commence the molluscum Phase 3 program and, soon thereafter, initiate the necessary preparation for a robust Phase 2 trial in atopic dermatitis. In completing the picture for the late stage dermatology assets, Novan continues to have discussions with third parties regarding SB204 and its possible advancement for the acne vulgaris indication. The Company is also in additional non-dilutive capital sourcing discussions with a goal to finalize these in the near future.
Novan has launched the two molluscum pivotal studies in clinicaltrials.gov and key characteristics include:

•	Randomized, double-blind, vehicle-controlled pivotal trials with SB206 12% once-daily as the active treatment arm

•	Each pivotal trial is planned to enroll approximately 340 subjects aged 6 months and above at a 2:1 ratio

•	The primary endpoint for the trials is proportion of patients with complete clearance of all treatable molluscum lesions at Week 12.
“There is a huge unmet need for an effective, safe, easy to apply and well tolerated intervention for treating molluscum,” stated Dr. Amy Paller, MD, Chair, Department of Dermatology, Feinberg School of Medicine, Northwestern University. Dr. Paller, a member of Novan’s Phase 2 molluscum independent safety monitoring board and the principal investigator for the NI-MC301 Phase 3 pivotal trial, commented further, “I am excited to be involved in Novan’s Phase 3 program and to see this promising new product candidate move forward into the next phase of clinical testing.”

An additional and critically important area of focus for Novan has been to initiate a re-engineering of the operating infrastructure and overall business model of the Company. Goals of this process include overall reduction of fixed costs thus shifting the cost characteristics from fixed to variable, eliminating ongoing capital-expenditure items where possible and leveraging external expertise and capabilities more aggressively. Results to date include the selection of partners and initiation of the transfer of manufacturing for both drug substance and drug product. Additionally, the Company is engaged in partnering discussions for nitric oxide formulation science and discussions to more drastically reduce our existing real estate footprint and associated cash costs.
As a result of aggressive and proactive reconstruction of the business, Novan has been able to reduce headcount by approximately 30% since the equity financing transaction in January 2018. Further advancements to a more partnered operating model will provide additional opportunity to match skill sets, expertise and capabilities in a cost-effective manner designed to increase the Company’s ability to create value by advancing the underlying nitric oxide science and technology.
Novan will host a webcast on Thursday, May 2, 2019 at 8:15 am Eastern Time. The phone number to join the conference call is +1 (844) 707-0661 (toll-free in the United States) or +1 (703) 318-2240 (international). The conference ID for the live call is 3862689. A live webcast will be accessible from the Events page of the Company’s website at http://Events.Novan.com.
About Novan

Novan, Inc. is a clinical development-stage biotechnology company focused on leveraging nitric oxide’s naturally occurring anti-microbial and immunomodulatory mechanisms of action to treat a range of diseases with significant unmet needs. We believe that our ability to deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to improve patient outcomes in a variety of dermatology, women’s health and gastrointestinal diseases.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates, our intention to advance development of certain product candidates, including SB206 for the treatment of molluscum and SB414 for atopic dermatitis, the expected financial and other benefits of the existing and potential future financing arrangements, expansion of our network of business partners and collaborators and the future prospects of our business and our product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, potential for delays and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; the risk that our Phase 3 trials for molluscum may not achieve results sufficient to trigger payment of the additional $10 million from Reedy Creek; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable, including the risk that the products covered by the financing arrangement may not be approved or that additional studies may be required for approval or other delays may occur and that we may not obtain funding sufficient to complete the regulatory or development process; our ability to identify and enter into strategic relationships or other business development opportunities for the potential commercialization of our product candidates and support thereof; risks relating to our ability to complete an agreement for the manufacture of our active pharmaceutical ingredient (API); risks related to the manufacture of clinical trial materials and commercial supplies of any potentially approved product candidates, including the manufacture of our API and our ability to transfer technology and processes to a third party effectively; risks associated with relying on third parties for the manufacture of drug product for clinical trials; our ability to reduce costs; risks relating to commercialization of products, if approved; our ability to obtain additional funding or enter into strategic relationships or other business development necessary for the further advancement and development of our product candidates; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended December 31, 2018, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

CONTACT:

(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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